[MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER]

This rider is issued as part of the contract to which it is attached. The effective date of this rider is the same as the Contract Issue Date. This rider cannot be terminated either by the Contract Owner or the Company. Except where this rider provides otherwise, it is subject to all of the terms and conditions of the contract.

In Your contract, the paragraph entitled “Death Benefit Before the Annuity Commencement Date”, the following is added:
Death Benefit Before the Annuity Commencement Date
The Death Benefit payable before the Annuity Commencement Date is equal to the greater of the amounts determined in (A) or (B) below:
A.the Maximum Anniversary Value (defined below); or
B.Premium Payments (defined below).

Maximum Anniversary Value - The highest attained Anniversary Value (defined below) prior to the earlier of the date of death or the decedent’s [71st] birthday.
Anniversary Value – We calculate an Anniversary Value for every Contract Anniversary. At the time of each Contract Anniversary, the Anniversary Value is equal to the Contract Value. Any time after each such Contract Anniversary, the Anniversary Value is restated to be equal to the Contract Value at the time of the Contract Anniversary, increased by the dollar amount of any premium payments received, and modified by Adjustments for Partial Surrenders since such Contract Anniversary.

Premium Payments – All premium payments received under the contract modified by Adjustments for Partial Surrenders.

Adjustments for Partial Surrenders for Maximum Anniversary Values and Premium Payments are calculated as follows:
For cumulative partial surrenders during each Contract Year that are equal to or less than [10%] of premium payments, the adjustment is the dollar amount of the partial surrender.

For any partial surrender that causes cumulative partial surrenders during the Contract Year to exceed [10%] of premium payments, the adjustment is the dollar amount of the partial surrender that does not exceed [10%] of premiums, and the adjustment for the remaining portion of the partial surrender is a factor. The factor for Adjustments for Partial Surrenders for the Maximum Anniversary Value is applied to the portion of Anniversary Values that exceed [10%] of premium payments. The factor for Adjustments for Partial Surrenders for Premium Payments is applied to the portion of premium payments that exceed [10%] of premium payments. The factor is as follows:

1 - (A/(B-C)) where
A = partial surrenders during the Contract Year in excess of [10%] of premium payments; B = Contract Value immediately prior to the partial surrender; and
C = [10%] of premium payments less any prior partial surrenders during the Contract Year. If C results in a negative number, C becomes zero.

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For partial surrenders during each Contract Year that are entirely in excess of [10%] of premium payments, the adjustment is a factor. The factor for Adjustments for Partial Surrenders for the Maximum Anniversary Value is applied to the adjusted Anniversary Value immediately before the surrender. The factor for Adjustments for Partial Surrenders for Premium Payments is applied to the adjusted premium payments immediately before the surrender. The factor is as follows:

1 - (A/B) where
A = partial surrenders during the Contract Year in excess of [10%] of premium payments; B = Contract Value immediately prior to the partial surrender.

No Death Benefit is payable under this rider if the contract is surrendered and the Contract Value is equal to zero.

If a spouse continues the contract under the “Spouse Beneficiary” provision of the contract, then the Maximum Anniversary Value is the highest attained Anniversary Value after the date of death of the first spouse, and before the next decedent’s date of death or [71st] birthday, if earlier.
Ownership Change – Upon a change in Contract Owner, where the new Owner is ineligible for this rider, the Death Benefit set forth under this rider becomes null and void.

RIDER CHARGE
The charge for this rider is included in the net investment factor as an optional rider charge. It is an annual charge of [0.20%] that is deducted daily from the value of the Sub-Accounts until the Annuity Commencement Date.

Signed for Hartford Life Insurance Company

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